EXHIBIT 4(c)(13)


No. [___]                                               CUSIP No.: [___________]

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR WARRANTS IN DEFINITIVE REGISTERED FORM, THIS WARRANT CERTIFICATE AND THE WARRANTS EVIDENCED HEREBY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO THE NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

                         THE BEAR STEARNS COMPANIES INC.

                   Accelerated Market Participation Securities
                     (Linked to the S&P 500 Index) ("AMPS")

NUMBER OF WARRANTS EVIDENCED BY THIS CERTIFICATE; UP TO  [__________]

CASH SETTLEMENT VALUE PER WARRANT (OR METHOD OF DETERMINING SAME):   **

DATE OF EXERCISE: October 21, 2004

OTHER TERMS:  Original Offering Price of $5 per Warrant

            This Warrant Certificate certifies that Cede & Co. Inc., or registered assigns, is the Registered Holder of the number of Accelerated Market Participation Securities (Linked to the S&P 500 Index) (the "Warrants") specified on Schedule A hereto. Subject to the terms of the Warrant Agreement (as defined below), each Warrant will be automatically exercised in whole but not in part on October 21, 2004 (the "Expiration Date"), without any requirement of notice of exercise to the Warrant Agent and will entitle the Registered Holder hereof to receive, subject to the terms and conditions herein, from The Bear Stearns Companies Inc. (the "Company") the Cash Settlement Value, in U.S. dollars, specified above.

            Unless otherwise indicated above, a Warrant will not require or entitle a Warrantholder to sell or deliver to the Company, nor will the Company be under any obligation to, nor will it, purchase or take delivery from any Warrantholder of, any Warrant Property, and upon exercise of a Warrant, the Company will make only a cash payment in the amount of the Cash Settlement Value per Warrant. Warrantholders will not receive any interest on any Cash Settlement Value.

            Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth in this place.

            This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

** The "Cash Settlement Value" with respect to the AMPS shall be calculated as follows:

            (i) If the Final Index Level is greater than or equal to the Initial Index Level, the Cash Settlement Value per AMPS will equal:

       /            /  Final Index Level-Initial Index Level  \  \
 $5 + |  ($5)(3) x |   -------------------------------------   |  |
       \            \          Initial Index Level            /  /

            provided, however, the Cash Settlement Value cannot exceed $5.75 per AMPS.

            (ii) If the Final Index Level is less than the Initial Index Level, the Cash Settlement Value per AMPS will equal:

                             /  Final Index Level  \
                       $5 x |  -------------------  |
                             \ Initial Index Level /

            For purposes of this formula:

            The "Initial Index Level" equals 981.73.

            The "Final Index Level" will be determined by the Calculation Agent and will equal the closing value of the Index on October 18, 2004, the "valuation date".

IN WITNESS WHEREOF, The Bear Stearns Companies Inc. has caused this instrument to be duly executed.

Dated:  [___________]


                                       THE BEAR STEARNS COMPANIES INC.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

Attest:

By:
   --------------------------------
   Secretary


Countersigned as of the date above written:

JPMORGAN CHASE BANK,
   as Warrant Agent


By:
   --------------------------------
   Authorized Officer

                         THE BEAR STEARNS COMPANIES INC.

                        [REVERSE OF WARRANT CERTIFICATE]

            The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants issued by the Company pursuant to a Warrant Agreement, dated July 9, 2003, between the Company and JPMorgan Chase Bank (the "Warrant Agent"), as supplemented by the First Supplemental Warrant Agreement, dated July 17, 2003, among the Company, the Warrant Agent and Bear, Stearns & Co. Inc., as Calculation Agent (as supplemented, the "Warrant Agreement") and are subject to the terms and provisions contained in the Warrant Agreement, to all of which terms and provisions each Warrantholder consents by acceptance of this Warrant Certificate or a beneficial interest therein and which Warrant Agreement is hereby incorporated by reference in and made a part of this Warrant Certificate. Without limiting the foregoing, all capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Warrant Agreement. A copy of the Warrant Agreement is on file at the Warrant Agent's Office. The Warrants constitute a separate series of Warrants under the Warrant Agreement.

            The Warrants are direct, unconditional and unsecured contractual obligations of the Company and rank pari passu with the Company's other unsecured contractual obligations and with the Company's unsecured and unsubordinated debt.

            Subject to the provisions hereof and the Warrant Agreement, each Warrant will be automatically exercised in whole but not in part on Expiration Date, without any requirement of notice of exercise to the Warrant Agent.

            Each Warrant entitles the Warrantholder to receive, upon exercise, the Cash Settlement Value per Warrant set forth on the face hereof. The valuation of and payment for any exercised Warrant may be postponed as a result of a Market Disruption Event, in which case the Warrantholder will receive the Cash Settlement Value determined as of a later date.

            The Warrant Agreement and the terms of the Warrants are subject to amendment, as provided in the Warrant Agreement.

            This Warrant Certificate shall be governed by, and interpreted in accordance with, the laws of the State of New York without regards to its conflicts of laws principles.

                 Accelerated Market Participation Securities
                          (Linked to the S&P 500 Index)

                                   SCHEDULE A

                                     GLOBAL
                                     WARRANT
                              SCHEDULE OF EXCHANGES

            The initial number of Warrants represented by this Global Warrant is [________]. In accordance with the Warrant Agreement dated as of July 9, 2003, between the Company and JPMorgan Chase Bank, as Warrant Agent, as supplemented by the First Supplemental Warrant Agreement, dated as of July 17, 2003, among the Company, the Warrant Agent and Bear, Stearns & Co. Inc., the following reductions as a result of the exercise of the number of Warrants indicated below have been made:


                                  Reduced         Notation
                                   Number        Made by or
  Date of         Number of     Outstanding     on Behalf of
Exchange or       Warrants       Following        Warrant
 Exercise        Exercised     Such Exercise       Agent
-----------      ---------     -------------    ------------

-----------      ---------     -------------    ------------

-----------      ---------     -------------    ------------

-----------      ---------     -------------    ------------

-----------      ---------     -------------    ------------

-----------      ---------     -------------    ------------

-----------      ---------     -------------    ------------

-----------      ---------     -------------    ------------